February 19, 2007

Ms. Esther Briner
Chameleon Gems, Inc.
502 East John Street
Carson City, Nevada 89706

RE: CHAMELEON GEMS, INC. - Registration Statement of Form SB-1

I, Jim Laird, of Laird Exploration, have provided geological services for CHAMELEON GEMS, INC., a Nevada corporation (the "Company"), in connection with the preparation of the Geologist’s Report entitled, SUMMARY REPORT ON THE RED STREAK PROPERTY NIMPKISH LAKE, to be used on the Registration Statement on Form SB-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, relating to the offering of 2,500,000 shares of the Company's common stock (the “Shares") by the selling shareholder (the "Selling Shareholder") named in the Registration Statement.

I consent to the use of the geologist report as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement and in any amendment thereto.

/S/JIM LAIRD, LAIRD EXPLORATION LTD.

JIM LAIRD, LAIRD EXPLORATION LTD.